Exhibit 99.1
NEOGENOMICS, INC
PRESS RELEASE
NeoGenomics Announces Executive Appointments
     Ft. Myers, Florida — December 3, 2009 — NeoGenomics, Inc. (NASD OTC BB: NGNM) announced today that Steven C. Jones has been appointed Executive Vice President, Finance and that George A. Cardoza has joined the company as Chief Financial Officer. Mr. Cardoza will be responsible for managing all internal financial affairs of the Company. In his new role, Mr. Jones will focus on developing strategic initiatives on behalf of NeoGenomics as well as continue to serve as the Company’s Director of Investor Relations.
     Mr. Cardoza most recently served as Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Prior to joining Protocol Global Solutions in 2006, Mr. Cardoza was employed by Quest Diagnostics in a variety of financial roles of increasing responsibility.. While at Quest Diagnostics, George served as Controller of the Central Region with responsibility for 11 major laboratories.
     Douglas VanOort, Chairman and Chief Executive Officer, stated, “I am delighted to welcome George Cardoza to NeoGenomics. I had the privilege of working with George for eight years during my own time at Quest Diagnostics and he brings outstanding financial management skills to our company. We are also very pleased to have Steve Jones lead strategic initiatives for our company in addition to his role in Investor Relations. Steve has served as “Acting CFO” for the last seven years, and brings wealth of experience and strategic skills to his new role. We are deeply indebted to him for his dedication and many contributions to the growth and success of NeoGenomics.”
About NeoGenomics, Inc.
     NeoGenomics, Inc. is a high-complexity CLIA—certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.org.

     For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more. Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.
For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Michael Crawford
(239) 325-2001	(212) 825-3210
sjones@neogenomics.org	mcrawford@investorrelationsgroup.com
or
Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com

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